EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of February 6, 2007, by and between AON Games Limited, a company organized under the laws of the British Virgin Islands (“Aon”), PacificNet Inc., a Delaware corporation (“PacificNet”), and Pope Investments LLC, a Delaware limited liability company (“Pope”). Capitalized terms used, but not otherwise defined herein, shall have the same meanings ascribed to such terms in the Loan Agreement (as defined below.)

WHEREAS, PacificNet Games Limited, a company organized under the laws of the British Virgin Islands (the “Company”), and Pope have entered into that certain Loan Agreement, dated as of even date herewith (as amended, supplemented or modified from time to time, the “Loan Agreement”), and the Company has issued a Convertible Secured Promissory Note, in favor of Pope, dated as of even date herewith (the “Note”, and together with the Agreement, the “Loan Documents”) pursuant to which Pope has agreed to lend to the Company up to $5,000,000 (the “Loan”) all in accordance with and subject to the terms and conditions set forth in the Loan Documents;

WHEREAS, in connection with the extension of the Loan, the parties hereto have agreed to enter into this Agreement, which sets forth certain rights, restrictions and obligations of the parties with respect to the transfer and sale of their shares of the Company;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce Pope to extend credit to the Company, the parties hereto agree as follows:

ARTICLE I. LOCK UP

Commencing on the date hereof until the Maturity Date (the “Lock-Up Period”), Aon irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Aon or any of its officers, directors, stockholders, respective affiliates or any person in privity with Aon), directly or indirectly, any shares of the Company (the “Shares”) beneficially owned, held or hereafter acquired by Aon (a “Prohibited Transfer”). For the purposes of this Agreement, a Prohibited Transfer shall not include a sale during the Lock-Up Period of Shares by Aon to PacificNet as set forth in ARTICLE II herein.

ARTICLE II. PURCHASE OF AON’S SHARES

PacificNet shall have the right, but not the obligation, at any time upon the occurrence of an event which would result in the dilution of PacificNet’s ownership of the Company below 51% of the voting power of the Company, to purchase from Aon such number of Shares of the Company to regain such 51%. The purchase and sale of the Shares shall be on terms reasonably acceptable to and determined by the parties; provided, however, that if such purchase and sale under this Article II is triggered by Pope’s participation in a Subsequent Financing, such sale shall be on the same terms, conditions and price as the Subsequent Financing, except that Aon shall accept payment of the purchase price of in cash, or in restricted shares of PacificNet.

ARTICLE III. Tag-Along Right.

(a) Transfer of Stock. Upon the expiration of the Lock-Up Period, if AON receives from an unaffiliated third party of the Company (the “Third Party”) a bona fide offer to purchase a portion of its shares of the Company (the “Third Party Offer”) representing five percent (5%) or more of its aggregate ownership interest in the Company (the “Transfer”), which AON desires to accept, AON must comply with the terms of this Article III; provided however, that once all obligations in respect of the Note which are guaranteed by Sino Mart Management Ltd. and Victor Tong pursuant to that Guaranty dated of even date herewith shall have been indefeasibly paid in full in cash or Conversion Shares (as defined in such Guaranty) and performed and satisfied in full and the Note irrevocably terminated, AON shall no longer be required to comply with such terms and this Article III (including the right to participate in sales pursuant to Article IV granted in subparagraph (e) hereof) shall be of no further force and effect.

(b) Right of Inclusion. Aon shall provide the Third Party Offer in a written notice (the “Tag Along Notice”) to the Company, PacificNet and to Pope and such Third Party Offer must offer to include Pope in the Transfer to the Third Party. The maximum number of shares of the Company that Pope may sell pursuant to such Third Party Offer (the “Maximum Inclusion Shares”) shall be the product of (i) the number of shares of the Company held by Pope at such time and (ii) a fraction, the numerator of which is the total number of shares of the Company the Third Party seeks to purchase pursuant to the Third Party Offer and the denominator of which is the total number of shares of the Company then issued and outstanding (on a fully-diluted basis).

(c) Inclusion Notice. At any time within seven (7) days of the date of the Tag-Along Notice, Pope may accept the offer in the Tag-Along Notice by giving written notice to Aon, the Company and PacificNet of its acceptance (the “Inclusion Notice”) setting forth the total number of Pope’s shares to be purchased by the Third Party (not to exceed the Maximum Inclusion Shares) pursuant to the terms and conditions of the Third Party Offer. Pope shall not establish contact with any such Third Party or in any way, directly or indirectly, seek to negotiate with such Third Party or otherwise interfere with or hinder any negotiations between Aon and such Third Party, it being understood by all the parties hereto that Aon shall have sole power and authority to negotiate with and have all contact with any such Third Party.

(d) Closing. Within seven (7) days after the expiration of the period for Pope to deliver an Inclusion Notice, Aon shall notify the Company, PacificNet and Pope of the date, time and place set for consummation of the Transfers to the Third Party (the “Transfer Closing Date”). The Transfer Closing Date shall be a date mutually agreed upon between Aon and the Third Party. On the Transfer Closing Date, in addition to any other terms of transfer as provided in the Third Party Offer, Pope shall deliver to the Third Party (i) the certificates representing the shares of the Company to be transferred, which shall be, free of all liens and encumbrances; and (ii) stock powers duly endorsed in blank; against delivery by the Third Party of all of the consideration to be received by Aon and Pope. Upon notice of the consummation of the Transfers to the Third Party, the Secretary shall also cause such transfers to be reflected on the books of the Company.

(e) Exclusions. This tag-along right shall not be available to Pope in the event of a sale and purchase of shares in accordance with Article II herein. Notwithstanding the foregoing, this tag along right may be exercised in the event PacificNet exercises its right of first refusal in accordance with Article IV below.

ARTICLE IV. Right of First Refusal

4.01 Upon the receipt by PacificNet of the Tag Along Notice referred to in Article III(b), PacificNet shall have the right, but not the obligation, on the same terms, conditions and price provided for in the Third Party Offer, to purchase all, or any portion of the shares included in the Third Party Offer.

4.02 If PacificNet desires to purchase any or all of the shares included in the Third Party Offer, PacificNet shall provide written notice to the Company, Aon and Pope not later than 5:30 p.m. (Hong Kong time) on the third Business Day after receipt of the Tag Along Notice. Such notice shall state the amount of PacificNet’s participation, and that PacificNet has such funds ready, willing and available to purchase the shares on the terms set forth in the Third Party Offer. If Aon receives no notice from PacificNet as of such third Business Day, PacificNet shall be deemed to have notified Aon that it does not elect to participate. Upon receipt of such written notice from PacificNet, Aon shall immediately deliver to PacificNet all documents required to be executed in connection with the purchase and sale and as set forth in Article III(d) shall advise PacificNet of the closing date.

ARTICLE V. GENERAL PROVISIONS

5.01Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to Aon at Flat B, 14/F, Charmhill Ctr, 50 Hillwood Road, Tsimshatsui, Hong Kong, to Pope at 5100 Poplar Avenue, Suite 805, Memphis, TN 38137, USA and to PacificNet at 23rd Floor, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China, 100028, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attn: Mitchell S. Nussbaum, Esq., facsimile number (212) 407-4990, to or at such other address as the parties may designate by ten days advance written notice to the other parties hereto.

5.02Amendments and Waivers. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the parties hereto.

5.03 Entire Agreement. This Agreement and the other Loan Documents contain the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by or on behalf of the parties hereto.

5.04 Severability. Wherever possible, each provision herein shall be interpreted in such manner as to be effective and valid under applicable law. Should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions herein shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

5.05 Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of Hong Kong and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said territory.

5.06 Headings. The section headings herein are included for convenience only and shall not be deemed to be part of this Agreement.

5.07 Counterparts. This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AON GAMES LIMITED

By:/s/ Ronald Leung
Name: Ronald Leung
Title: Director

PACIFICNET INC.

By:/s/ Victor Tong
Name: Victor Tong
Title: President

POPE INVESTMENTS LLC

By: /s/ William P. Wells
Name: William P. Wells
Title: President